Exhibit 10.11

TOPBUILD CORP.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between Gerald Volas (“Executive”) and TopBuild Corp., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), effective as of March 1, 2016 (the “Effective Date”).

RECITALS

1.The Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the resultant uncertainty as to Executive’s responsibilities, compensation, or continued employment, may result in the departure or distraction of Executive, which may be detrimental to the financial performance of the Company.

2.The Board believes that it is in the best interests of the Company and its stockholders to (i)  assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat, or occurrence of a Change in Control, and (ii)  provide Executive with an incentive to continue Executive’s employment prior to a Change in Control and to motivate Executive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.

3.The Board believes that it is important to the interest of the Company and its stockholders to provide Executive with certain severance benefits upon Executive’s termination of employment under certain non-Change in Control circumstances.

4.Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.Term of Agreement. This Agreement will continue until the first to occur of (i) Executive’s forfeiture of the benefits as provided hereunder upon termination of employment with the Company, or (ii) if Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. As an at-will employee, either the Company or Executive may terminate the employment relationship at any time, with or without Cause.

3. Severance Benefits.

(a)        Termination without Cause or Resignation for Good Reason, Unrelated to a Change in Control. If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability) or if Executive resigns from such employment for Good Reason, and, in each case, such termination occurs outside of the Change in Control Period, then subject to Section 4, Executive will receive the following:

(i) Accrued Compensation.  As soon as administratively feasible after Executive’s termination of employment, the Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements (“Accrued Compensation”).

(ii) Severance Payment.  Executive will receive a lump-sum payment equal to two (2) years of Executive’s base salary at the annual rate in effect immediately prior to Executive’s termination date.  Such lump-sum amount shall be payable upon the later of: (A) sixty (60) days following termination of employment, or (B) such later date required by Section 4(c).

(iii) Bonus Payment. Executive will receive a lump-sum payment equal to two hundred percent (200%) of Executive’s target bonus as in effect for the fiscal year in which Executive’s termination of employment occurs. For avoidance of doubt, the amount paid to Executive pursuant to this subsection will not be prorated based on the actual amount of time Executive is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs. Such lump-sum amounts shall be payable upon the later of: (A) sixty (60) days following termination of employment, or (B) such later date required by Section 4(c). In addition to the bonus payment described above, Executive will receive a lump-sum payment equal to the bonus for the fiscal year in which Executive’s termination of employment occurs that Executive would have earned had the termination of employment not occurred, determined based on the actual achievement of performance criteria over such fiscal year. The bonus payment to Executive shall be calculated pro rata based on the portion of the fiscal year during which Executive was an active employee of the Company and shall be paid following the end of the fiscal year at the time bonus payments are made to active employees of the Company.

(iv)  Continuation Coverage. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will provide continuation of Executive’s medical insurance coverage for twenty four (24) months.  These benefits shall be provided by the Company to Executive beginning immediately upon the date of Executive’s termination of employment.  Such benefits shall be provided to Executive at the same coverage level and cost to Executive as in effect immediately prior to the date of Executive’s termination of employment.  Such benefits shall count as COBRA continuation coverage.

Notwithstanding the above, these medical insurance benefits shall be discontinued prior to the end of the stated continuation period in the event Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Company in good faith.  For purposes of enforcing this provision, Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to be provided, to the Company in writing correct, complete, and timely information concerning the same.

Following the end of the COBRA continuation period, if such group health plan coverage is provided under a health plan that is subject to Code Section 105(h), the benefits payable under such health plan to Executive shall comply with the requirements of Treasury Regulation section 1.409A-3(i)(1)(iv) and, if necessary, the Company shall amend such health plan to comply therewith.

In addition, no later than the end of each calendar year in which such group health plan coverage is in effect, the Company will report the value of the group health plan coverage (less any amount Executive pays for such coverage) as taxable income to Executive.

(v)        Equity Awards.  Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement:

(i)        Executive’s then-outstanding and unvested stock options will become vested pro rata as of Executive’s termination date based on the portion of the vesting period during which Executive was an active employee of the Company, and Executive’s outstanding and vested stock options as of Executive’s termination of employment date will remain exercisable until the three  (3) month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant;

(ii)        Executive’s then-outstanding and unvested performance shares will become vested pro rata as of Executive’s termination date based on the portion of the vesting period during which Executive was an active employee of the Company; provided, however, that if an outstanding performance share is to be determined based on the achievement of performance criteria, then the performance share will be determined based on the actual performance and attainment of the performance criteria over the relevant performance period(s), but the performance share shall be calculated pro rata based on the portion of the performance period during which Executive was an active employee of the Company and paid or delivered following the end of the relevant performance period(s) in accordance with the provisions of any applicable equity compensation plan and/or individual award agreement; and

(iii)        Executive’s then-outstanding and unvested restricted stock will become vested pro rata as of Executive’s termination date based on the portion of the vesting period during which Executive was an active employee of the Company.

(b) Termination without Cause or Resignation for Good Reason, in Connection with a Change in Control. If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability) or if Executive resigns from such employment for Good Reason, and, in each case, such termination occurs during the Change in Control Period, then subject to Section 4, Executive will receive the following:

(i) Accrued Compensation.  As soon as administratively feasible after Executive’s termination of employment, the Company will pay Executive the Accrued Compensation.

(ii) Severance Payment. Executive will receive a lump-sum payment equal to three (3) years of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or, if greater, at the level in effect immediately prior to the Change in Control. Such lump-sum amount shall be payable upon the later of: (A) sixty (60) days following termination of employment, or (B) such later date required by Section 4(c).

(iii) Bonus Payment. Executive will receive a lump-sum payment equal to three hundred percent (300%) of the greater of (a) Executive’s target bonus as in effect for the fiscal year in which the Change in Control occurs, or (b) Executive’s target bonus as in effect for the fiscal year in which Executive’s termination of employment occurs. For avoidance of doubt, the amount paid to Executive pursuant to this subsection will not be prorated based on the actual amount of time Executive is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs. In addition to the bonus payment described above, Executive will receive a lump-sum payment equal to one hundred percent (100%) of Executive’s target bonus as in effect for the fiscal year in which Executive’s termination of employment occurs calculated pro rata based on the portion of the performance period during which Executive was an active employee of the Company. Such lump-sum amount shall be payable upon the later of: (A) sixty (60) days following termination of employment, or (B) such later date required by Section 4(c).

(iv) Continuation Coverage.  If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will provide continuation of Executive’s medical insurance coverage for thirty six (36) months.  These benefits shall be provided by the Company to Executive beginning immediately upon the date of Executive’s termination of employment.  Such benefits shall be provided to Executive at the same coverage level and cost to Executive as in effect immediately prior to the date of Executive’s termination of employment.  Such benefits shall count as COBRA continuation coverage.

Notwithstanding the above, these medical insurance benefits shall be discontinued prior to the end of the stated continuation period in the event Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Company in good faith.  For purposes of enforcing this provision, Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to be provided, to the Company in writing correct, complete, and timely information concerning the same.

Following the end of the COBRA continuation period, if such group health plan coverage is provided under a health plan that is subject to Code Section 105(h), the benefits payable under such health plan to Executive shall comply with the requirements of Treasury Regulation section 1.409A-3(i)(1)(iv) and, if necessary, the Company shall amend such health plan to comply therewith.

In addition, no later than the end of each calendar year in which such group health plan coverage is in effect, the Company will report the value of the group health plan coverage (less any amount Executive pays for such coverage) as taxable income to Executive.

(v) Accelerated Vesting of Equity Awards.  Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement:

(A)        one hundred percent (100%) of Executive’s then-outstanding and unvested stock options will become vested in full;

(B)        one hundred percent (100%) of Executive’s then-outstanding and unvested performance shares will become vested in full; provided, however, that if an outstanding performance share is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the performance share will vest as to one hundred percent (100%) of the amount of the performance share assuming the performance criteria had been achieved at target levels for the relevant performance period(s); and

(C)        one hundred percent (100%) of Executive’s then-outstanding and unvested restricted stock will become vested in full.

(vi) Extended Post-Termination Exercise Period. Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement, Executive’s outstanding and vested stock options as of Executive’s termination of employment date will remain exercisable until the twelve  (12) month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant.

(vii)No Duplication of Benefits. For the avoidance of doubt, if (x) Executive incurred a termination prior to a Change in Control that qualifies Executive for severance payments under Section 3(a), and (y) a Change in Control occurs within the two (2)-month period following Executive’s termination of employment that qualifies Executive for the superior benefits under this Section 3(b), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 3(b), less amounts already paid under Section 3(a).

(c) Voluntary Resignation prior to Normal Retirement; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason and prior to attainment of Normal Retirement under section (e) below), or (ii) for Cause by the Company, then Executive will irrevocably forfeit the benefits under this Agreement and will not be entitled to receive the severance or other benefits hereunder other than the Accrued Compensation.  Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement, the following provisions shall apply with respect to grants of equity compensation upon such resignation or termination for Cause:

(i) Forfeiture of Equity Awards. All outstanding and unvested Equity Awards will be immediately forfeited upon Executive’s voluntary resignation or termination of employment for Cause.

(ii)  Post-Termination Exercise Period.  Upon Executive’s resignation, Executive’s outstanding and vested stock options as of Executive’s termination of employment date will remain exercisable until the three  (3) month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant.  Upon Executive’s termination for Cause, Executive’s outstanding and vested stock options shall not be exercisable as of Executive’s termination of employment date.

(d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will irrevocably forfeit the benefits under this Agreement and will not be entitled to receive the severance or other benefits hereunder other than the Accrued Compensation.  Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement, the following provisions shall apply with respect to grants of equity compensation upon death or termination due to Disability:

(i) Accelerated Vesting of Equity Awards.

(A)One hundred percent (100%) of Executive’s then-outstanding and unvested stock options will become vested in full;

(B)Executive’s then-outstanding and unvested performance shares will become vested pro rata as of Executive’s termination date based on the portion of the vesting period during which Executive was an active employee of the Company; provided, however, that if an outstanding performance share is to be determined based on the achievement of performance criteria, then the performance share will be determined based on the actual performance and attainment of the performance criteria over the relevant performance period(s), but the performance share shall be calculated pro rata based on the portion of the performance period during which Executive was an active employee of the Company and paid or delivered following the end of the relevant performance period(s) in accordance with the provisions of any applicable equity compensation plan and/or individual award agreement; and

(C)one hundred percent (100%) of Executive’s then-outstanding and unvested restricted stock will become vested in full.

(ii) Extended Post-Termination Exercise Period. Executive’s outstanding and vested stock options as of Executive’s termination of employment date will remain exercisable until the twelve (12) month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant.

(e)Normal Retirement. If Executive resigns employment on or after attainment of age sixty-five (65) under circumstances other than those described in Sections 3.1(a) or (b) above, then Executive will irrevocably forfeit the benefits under this Agreement and will not be entitled to receive the severance or other benefits hereunder other than the Accrued Compensation.  Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement, the following provisions shall apply with respect to grants of equity compensation upon termination on or after Normal Retirement Age:

(i) Accelerated Vesting of Equity Awards.

(A)Executive’s then-outstanding and unvested performance shares will become vested pro rata as of Executive’s termination date based on the portion of the vesting period during which Executive was an active employee of the Company; provided, however, that if an outstanding performance share is to be determined based on the achievement of performance criteria, then the performance share will be determined based on the actual performance and attainment of the performance criteria over the relevant performance period(s), but the performance share shall be calculated pro rata based on the portion of the performance period during which Executive was an active employee of the Company and paid or delivered following the end of the relevant performance period(s) in accordance with the provisions of any applicable equity compensation plan and/or individual award agreement; and

(B)one hundred percent (100%) of Executive’s then-outstanding and unvested restricted stock will become vested in full.

(ii) Extended Post-Termination Exercise Period. Executive’s outstanding stock options as of Executive’s termination of employment date will vest in accordance with the terms of the applicable award agreement, but will remain exercisable until the earlier of the original maximum term or the tenth (10th) anniversary of the original date of grant.

(f)Equity Awards Granted for Performance Prior to 2016.  The provisions of this Agreement related to Equity Awards shall apply only with respect to Equity Awards granted for performance on or after January 1, 2016. Notwithstanding any provision of this Agreement to the contrary, Equity Awards granted to Executive with respect to performance on or before December 31, 2015 shall be governed by the provisions of any applicable agreement between Executive and the Company or a predecessor of the Company.

(g)Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 3 of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights to severance pay or remedies to which Executive otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses).

4. Conditions to Receipt of Severance

(a) Release of Claims Agreement. The receipt of any severance payments or benefits (other than the Accrued Compensation) pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in substantially the form attached hereto as Exhibit A (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(b) Confidential Information and Invention Assignment Agreements.  The receipt of any severance payments or benefits (other than the Accrued Compensation) pursuant to this Agreement is subject to Executive signing, concurrent with the execution of this Agreement, the Non-Compete, Non-Solicitation and Confidentiality Agreement in substantially the form attached hereto as Exhibit B.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) It is intended that, to the maximum extent permitted under Code Section 409A, none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4(c)(iv) below or resulting from an involuntary separation from service as described in Section 4(c)(v) below. However, any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 4(c)(iii). Except as required by Section 4(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 3 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards; (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The

Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” will mean:

(i) Executive’s material failure to perform Executive’s stated duties, and Executive’s continued failure to cure such failure to the reasonable satisfaction of the Company within ten (10) days following written notice of such failure to Executive from the Board;

(ii) Executive’s material violation of a Company policy (including any insider trading policy) or any written agreement or covenant with the Company;

(iii) Executive’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair Executive’s performance of his employment duties);

(iv) a willful act by Executive that constitutes gross misconduct and which is injurious to the Company;

(v) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company;

(vi) the unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; or

(vii) Executive’s willful failure to cooperate with an investigation by a governmental authority.

The determination as to whether Executive is being terminated for Cause will be made in good faith by the Board and will be final and binding on Executive. The foregoing definition does not in any way limit the Company’s ability to terminate Executive’s employment relationship at any time as provided in Section 2 above, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

(b) Change in Control.  “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than thirty percent (30%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than thirty percent (30%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, more than thirty percent (30%)  of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction.

(c) Change in Control Period. “Change in Control Period” will mean the period beginning two (2) months prior to, and ending twenty-four (24) months following, a Change in Control.

(d) Code. “Code” will mean the Internal Revenue Code of 1986, as amended.

(e) Disability. “Disability” will mean that Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Alternatively, Executive will be deemed disabled if determined to be totally disabled by the Social Security Administration. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that

Executive resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate based on Disability will automatically be deemed to have been revoked.

(f) Equity Awards. “Equity Awards” will mean Executive’s outstanding stock options, stock appreciation rights, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

(g) Good Reason. “Good Reason” will mean Executive’s voluntary termination, within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent:

(i) a material reduction of Executive’s authority, duties or responsibilities, relative to Executive’s authority, duties or responsibilities in effect immediately prior to such reduction;

(ii) a material reduction by the Company of Executive’s annual base salary as in effect immediately prior to such reduction;

(iii) the failure of the Company to obtain assumption of this Agreement by any successor; or

(iv) a material change in the geographic location of Executive’s principal workplace; provided, that a relocation of less than fifty (50) miles from the Company’s headquarters will not be considered a material change in geographic location.

Executive may not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the initial existence of the Good Reason condition specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(h) Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

7. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered, when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at the home address, in either case which Executive most recently communicated to the Company in writing. In the case of the Company, electronic notices will be sent to the e-mail address of the Chief Executive Officer or the General Counsel and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer or General Counsel.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than ninety (90) days after the giving of such notice).

9. Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment, and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

10. Dispute resolution.  The terms of the TruTeam Dispute Resolution Policy, revised December 2010 (a copy of which has been provided to Executive), are incorporated into this Agreement by reference and shall apply to any alleged or actual breaches of this Agreement or any other claims or disputes arising out of this Agreement.

11. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether express or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Florida, without regard to any state conflict of law rules. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where the Company is headquartered, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Tax Withholding; Representations. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes. The Company does not represent or guarantee that any particular federal, state or local income, payroll or other tax treatment will result from this Agreement or the benefits provided hereunder. Executive assumes full responsibility for all of Executive’s portion of federal, state and local taxes arising from the benefits provided hereunder and agrees to indemnify and hold the Company and the Company’s affiliated and parent companies harmless from any and all tax consequences, including interest and/or penalties, related to taxes owed and payable by Executive.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

EXECUTIVE

Dated:	March 1, 2016	By:	/s/ Gerald Volas

		Name:	Gerald Volas

COMPANY

Dated:	March 1, 2016	TOPBUILD CORP.

		By:	/s/ Alec Covington

		Name:	Alec Covington

		Title:	Chairman of the Board

EXHIBIT A

SEVERANCE AGREEMENT, WAIVER AND RELEASE

The parties to this Severance Agreement, Waiver and Release (this “Agreement”),  Gerald Volas (“Executive”) and _____________________, its affiliates, parents, successors, predecessors, and subsidiaries (collectively, the “Company”) agree that:

Executive and the Company wish to end their at-will employment relationship effective _________________ in a manner that is satisfactory to both Executive and the Company.

Executive and the Company, for the good and valuable consideration stated below, the sufficiency of which is acknowledged, agree as follows:

1.         In exchange for the Company’s promises in this Agreement, Executive, including Executive’s heirs, administrators, executors, spouse, if any, successors, estate, representatives and assigns and all others claiming by or through Executive, voluntarily and knowingly releases the Company, its parent companies, their subsidiaries, divisions, affiliates, related companies, predecessors, successors, partners, members, directors, officers, trustees, employees, independent contractors, consultants, stockholders, owners, attorneys, agents, benefit plans, subrogees, insurers, representatives and assigns, whether alleged to have acted in their official capacities or personally (collectively, the “Released Parties”), completely and forever, from any and all claims, causes of action, suits, contracts, promises, or demands of any kind, which Executive may now have, whether known or unknown, intentional or otherwise, from the beginning of time to the Effective Date of this Agreement, with the sole and limited exception of the rights and claims reserved in Paragraph 2.  The Effective Date of this Agreement is the date it is signed by Executive.

2.         Executive understands and agrees that this Agreement covers all claims described in Paragraph 1, including, but not limited to, any alleged violation of the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act; the Fair Labor Standards Act, to the extent permitted by law; the Occupational Safety and Health Act of 1970; and any other federal, state or local civil, labor, pension, wage-hour or human rights law, including [insert references to applicable state and local statutes], federal or state public policy, damages, contract or tort law; any claim arising under federal or state common law, including, but not limited to, constructive or wrongful discharge or intentional or negligent infliction of emotional distress; and any claim for costs or attorney’s fees.

This Agreement does not include, and Executive does not waive, any rights or claims:  (1) which may arise after Executive signs this Agreement; (2) for alleged workplace injuries or occupational disease that arise under any state’s workers’ compensation laws; (3) for benefits in which Executive has a vested right under any pension plans; (4) which cannot be released by law; (5) to enforce this Agreement; or (6) to participate in any proceedings before an administrative agency responsible for enforcing labor and/or employment laws, (e.g., the Equal Employment Opportunity Commission).  Executive agrees, however, to waive and release any right to receive any monetary award from such proceedings.  Nothing in this Agreement shall be construed to limit Executive’s right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal

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regulatory authority, regarding the Company, Executive’s employment, or this Agreement. Executive is not required to contact the Company regarding the subject matter of any such communications before engaging in such communications

3.         Except as set forth in Paragraph 2,  Executive agrees to keep the terms of this Agreement confidential and not to disclose the terms of this Agreement to any third party at any time, other than to Executive’s attorneys, taxing authorities, accountants, or as otherwise required by law.  Executive agrees to use Executive’s best efforts to ensure that the terms of this Agreement are kept confidential by Executive’s spouse, heirs, assigns, attorneys, etc. Executive is not prohibited from disclosing the terms of this Agreement to Executive’s spouse, if any, attorney, if any, or accountant, in a proceeding to enforce its terms, or as otherwise required by law or court order.

4.         In exchange for Executive’s promises contained herein, the Company agreed to provide Executive the benefits set forth in the Change in Control and Severance Agreement, dated __________________ (“CIC Agreement”) subject to the provisions of that Agreement.

5.         The parties agree that if any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, the provision declared illegal or unenforceable will immediately become null and void, leaving the remainder of this Agreement in full force and effect.

6.         Executive declares and expressly warrants that Executive is not Medicare eligible, that Executive is not a Medicare beneficiary, and that Executive is not within 30 months of becoming Medicare eligible; that Executive is not 65 years of age or older; that Executive is not suffering from end stage renal failure or amyotrophic lateral sclerosis; that Executive has not received Social Security benefits for 24 months or longer; and/or that Executive has not applied for Social Security benefits, and/or has not been denied Social Security disability benefits and is not appealing any denial of Social Security disability benefits.

Executive affirms, covenants and warrants that Executive has made no claim for illness or injury against, nor is Executive aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by Executive before or after the execution of this Agreement. Because Executive is not a Medicare recipient as of the date of this release, Executive is aware of no medical expenses that Medicare paid and for which the Released Parties are or could be liable now or in the future.  Executive agrees and affirms that, to the best of Executive’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

7.         In compliance with the Older Workers Benefit Protection Act, Executive is hereby advised to consult with an attorney regarding the terms, meaning and impact of this Agreement.  In addition, Executive understands and agrees that: (a) by signing this Agreement, Executive waives and releases any claims Executive might have against any of the Released Parties, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967; (b) Executive has twenty one (21) days from the date of receipt of this Agreement to consider whether or not to execute this Agreement, which Executive waives by virtue of Executive’s execution of the Agreement during the consideration period; and (c) after Executive signs this Agreement and it becomes effective, Executive has seven days from that date to change Executive’s mind and revoke the Agreement.  To revoke the Agreement, Executive must clearly communicate Executive’s decision in writing to __________________________________ _____________________________________ by the seventh day following the Effective Date of this Agreement.  Executive understands and agrees that should Executive revoke Executive’s release and waiver as to claims under the Age Discrimination

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in Employment Act of 1967, as amended, the Company’s obligations under this Agreement and the CIC Agreement will become null and void.

8.         Executive agrees that Executive will not, in any way, disparage the Company or any of the Released Parties. Further, Executive and the Company agree that they will not make, nor solicit, any comments, statements, or the like to the media, or to others, that may be considered to be derogatory or detrimental to the good name or business reputation of Executive or the Company.

9.         Executive acknowledges that, through Executive’s employment with the Company, Executive has acquired and had access to the Company’s confidential and proprietary business information and trade secrets (“Confidential Information”).  Executive acknowledges and agrees that the Company prohibits the use or disclosure of its Confidential Information and that the Company has taken all reasonable steps necessary to protect the secrecy of such Confidential Information.  Executive acknowledges and agrees that “Confidential Information” includes any data or information that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written or electronic form, retained in Executive’s memory or has been compiled or created by Executive, including but not limited to: business plans; product designs, drawings and formulas; test and development data; customer or prospective customer, vendor, supplier and distributor information; financial information; marketing strategies; pending projects and proposals; personnel and payroll records; pricing data; contract terms; proprietary production processes; third party information that the Company has a duty to maintain as confidential; and other business-related information, which, if made available to the Company’s competitors or the public, would be advantageous to such competitors and detrimental to the Company. Executive agrees that Executive has not and in the future will not use, or disclose to any third party, Confidential Information, unless compelled by law after reasonable advance notice to the Company, and further agrees to return all documents, disks, CDs, DVDs, drives, storage devices or any other item or source containing Confidential Information, or any other of the Company’s property, to the Company upon execution of this Agreement. If Executive has any question regarding what data or information would be considered by the Company to be Confidential Information subject to this provision, Executive agrees to contact ______________________________________ _______________________________________.

10.       This Agreement contains the complete understanding between the parties, with the sole and limited exception of the CIC Agreement and the Non-Compete, Non-Solicitation and Confidentiality agreement between the Company and Executive dated the same date as the CIC Agreement, which shall remain in full force and effect.  The parties agree that no promises or agreements will be binding or will modify this understanding unless in writing and signed by both parties.

11.       The terms of the TruTeam Dispute Resolution Policy, revised December 2010 (a copy of which has been provided to Executive), are incorporated into this Agreement and shall apply to any alleged or actual breaches of this Agreement or any other claims arising out of Executive’s employment with the Company and its affiliates that are not otherwise released by this Agreement.

12.       This Agreement may be executed in multiple counterparts, each of which will be considered an original, and all of which will be considered a single memorandum.  If Executive signs a facsimile copy of this Agreement, Executive also will provide the Company with a conforming original copy.

13.       The validity, construction, and interpretation of this Agreement and the rights and duties of the parties to this Agreement will be governed by the laws of the State of Florida, without regard to any state conflict of law rules.

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The parties agree that they have read this Agreement, understand and agree to its terms, and have knowingly and voluntarily signed it on the dates written below.

EXECUTIVE

Dated:	By:

	Name:	Gerald Volas

COMPANY

Dated:	TOPBUILD CORP.

By:

Name:

Title:

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EXHIBIT B

NON-COMPETE, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This NON-COMPETE, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (“Agreement”) between Gerald Volas (“Executive”) and TopBuild Corp. (together with its Affiliates, the “Company”), is effective as of March 1, 2016.

Background

A.        The Company and its Affiliates are engaged in the business of selling, distributing and installing a wide range of products for new residential and commercial construction and existing home improvement projects throughout the United States, including, but not limited to insulation, gutters, fireplaces and fire doors. The Company’s business depends upon the preservation of goodwill and continued confidentiality of proprietary information and trade secrets.

B.        The Company wishes to employ Executive on an at-will basis as Chief Executive Officer, and Executive wishes to be so employed by the Company in this capacity.

C.        The Company will train Executive in its business, and in carrying out Executive’s duties, Executive will become familiar with the Company’s confidential information and trade secrets and will acquire experience, skills and knowledge related to the Company’s business.

D.        The parties agree that this Agreement is necessary to safeguard against the unauthorized disclosure or use of the Company’s confidential information and to preserve its goodwill and ongoing business value.

THEREFORE, in consideration of Executive’s employment by the Company and the benefits provided under the Change in Control and Severance Agreement between the Company and Executive of even date herewith (“CIC Agreement”), subject to the terms of the CIC Agreement, the Company’s willingness to disclose certain confidential information to Executive,  the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

NON-DISCLOSURE

1.Confidential Information.  Executive acknowledges that the Company has certain trade secrets and other confidential and proprietary information which it has acquired and developed, and will acquire and develop, at great effort and expense. Such information includes, without limitation, confidential information, whether in tangible or intangible form, regarding the Company’s products, services, marketing strategies, business plans, operations, costs, current or prospective customer information (including customer lists, requirements, creditworthiness, preferences and similar matters), product concepts, designs, specifications, research and development efforts, technical data and know-how, sales information (including pricing and other terms and conditions of sale), financial information, internal procedures, techniques, forecasts, methods, trade information, software programs, project requirements, inventions, trademarks, trade names, and all other information which is not generally known to those outside the Company (collectively, “Confidential Information”).  Confidential Information does not include information that is or becomes available to

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the public other than as a result of disclosure by Executive.

2.Restricted Use of Confidential Information.  In the course of Executive’s employment, Executive will have access to and may help develop Confidential Information. Except as required in the performance of Executive’s duties,  Executive will not, either during Executive’s employment or at any time thereafter, disclose any Confidential Information to others or use the Confidential Information for Executive’s own benefit or for the benefit of others.  All records, files, and documents relating to the Company’s business shall remain the sole property of the Company and may not be copied without written permission. Upon the termination of Executive’s employment, Executive agrees to promptly return all records, files, documents and other materials relating to the Company’s business, whether in hard copy or electronic format.  Executive shall not retain copies of such materials.

3.Nothing in this Agreement shall be construed to limit Executive’s right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding the Company, Executive’s employment, or this Agreement. Executive is not required to contact the Company regarding the subject matter of any such communications before engaging in such communications

NON-SOLICITATION AND NON-COMPETITION

4.Need for Covenants.  Executive understands that the Company has spent and will continue to spend substantial amounts of time, money and effort to develop its business, Confidential Information, reputation, goodwill (both associated with it trade name and geographic area of business), and  its customer, supplier and employee relationships. Executive further understands that Executive will benefit from those investments and efforts.  Executive acknowledges that Executive’s use of any such matters to compete against the Company in an unrestricted manner would be unfair and detrimental to the Company. Executive agrees that taking advantage of any of the above-identified investments of time, money or effort expended by the Company would unfairly place the Executive at a competitive advantage over Company. Executive further acknowledges the Company’s need to protect its business interests by reasonably restricting Executive’s ability to compete with the Company.  Finally, Executive acknowledges that the Company would not employ, or continue to employ, Executive, or enter into the CIC Agreement, without Executive’s agreement to be bound by the provisions of this Agreement.

5.Definitions.

(a)“Affiliate” means, as to any person or entity, any other person or entity (i) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such person or entity or (ii) that has the power directly or indirectly to direct or cause the direction of the management and policies of such person or entity, through the ownership of voting securities, by contract or otherwise.

(b)“Competitive Capacity” means performing the same or similar duties as those performed by Executive on behalf of the Company at any time during the 24 month period preceding the date of Executive’s termination of employment.

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(c)“Competitive Products” means any product or service offered by the Company in the Territory or any product or service that directly or indirectly competes with or is substantially similar to such product or service. For illustrative purposes, these products may include insulation distribution and installation.

(d)“Competitor” means any person or entity (including Executive or an entity that Executive becomes affiliated with or renders services to) that offers, or is actively planning to offer, Competitive Products within the Territory.

(e)“Customer” means all customers and actively sought prospective customers of the Company with whom Executive had material contact in the performance of Executive’s duties at any time during the 24 month period preceding the date of Executive’s termination of employment.

(f)“Territory” means the United States of America.

(g)“Restricted Period” means the period of Executive’s employment with the Company or an Affiliate and for a period of 18 months following date of Executive’s termination of employment for any reason, whether voluntary or involuntary.

(h)“Directly or indirectly” means conduct taken individually, through other individuals, or as a partner, shareholder, member, officer, director, manager, employee, salesperson, independent contractor, agent, or consultant for any other individual or entity.

6.Non-Solicitation/Non-Interference.  During the Restricted Period, Executive shall not, either for Executive’s own account or for or on behalf of any Competitor, directly or indirectly, take any of the following actions:

(a)Contact or otherwise solicit any employee, consultant, or independent contractor of the Company with the intention of encouraging such person to terminate his or her employment or other relationship with the Company, or employ or otherwise hire or engage any such person;

(b)Solicit, call upon, accept work and/or orders for product from, or initiate communication or contact with any Customer for the purpose of offering Competitive Products to such Customer, or otherwise offer Competitive Products to such Customer;

(c)Solicit, call upon or initiate communication or contact with any Customer, vendor or supplier of the Company for the purpose of encouraging such person to terminate, place elsewhere or reduce the volume of its business with the Company; or

(d)Otherwise attempt to directly or indirectly interfere with the Company’s business or its relationships with its employees, independent contractors, vendors, suppliers or Customers.

7.Non-Competition.  During the Restricted Period, Executive shall not, either for

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Executive’s own account or for or on behalf of any Competitor, directly or indirectly, take any of the following actions:

(a)(i) Have an ownership or financial interest in a  Competitor, (ii) advise or consult with a  Competitor concerning competitive activity in the Territory, or (iii) otherwise be employed by or provide services in a Competitive Capacity to a Competitor in the Territory;

(b)Engage in the production, sale or distribution of Competitive Products in the Territory; or

(c)Market, sell, or otherwise offer or provide Competitive Products in the Territory.

GENERAL PROVISIONS

8.Survival/Independent Agreement.  Unless expressly set forth in a document signed by both parties, the restrictive covenants set forth herein shall survive the termination of this Agreement and the termination of Executive’s employment for any reason, voluntary or involuntary.  Executive’s obligations hereunder are independent of Executive’s employment.  Any breach or alleged breach by the Company of any obligation to Executive shall not affect the binding nature of Executive’s obligations under this Agreement or excuse or terminate Executive’s obligations hereunder.

9.Scope.  If any provision of this Agreement is found to be invalid in any jurisdiction, in whole or in part, such provision shall remain valid in all other jurisdictions. If any court determines that any provision of this Agreement is unenforceable because of the duration or scope of such provision, such provision shall not be rendered void, and such court shall have the power to amend the scope or duration of such provision, and in its amended form, such provision shall remain in full force and effect.  If any provision of this Agreement is found to be void or unenforceable for any reason, all remaining provisions of this Agreement shall remain in full force and effect.

10.Specific Enforcement/Injunctive Relief.  Executive agrees that it would be difficult to measure the Company’s damages from a breach or threatened breach of this Agreement by Executive, but that such breach or threatened breach could result in damages that would be significant and irreparable.  Executive agrees that the Company shall be entitled, in addition to any other remedies available at law, to seek injunctive or other equitable relief against such breach or threatened breach. If the Company prevails in any action brought to enforce this Agreement, the Company shall be entitled to costs and attorneys’ fees incurred by it in such action.  Notwithstanding any agreements to arbitrate disputes, the parties agree that a temporary restraining order, temporary injunctive relief, or permanent injunctive relief may be pursued and secured in court under Paragraph 10 to prevent immediate harm without waiving any party’s ability to have all issues of final relief and damages made subject to sole and exclusive arbitration procedures.

11.Miscellaneous.  The headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.Governing Law.  This Agreement shall be governed by the laws of the State of Florida, without regard to conflicts of law provisions.

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13.Amendments; Assignments.  No modification, amendment, extension or waiver of this Agreement shall be binding unless in writing and signed by the parties. The waiver by the Company of a breach of this Agreement shall not be construed as a waiver of any subsequent breach.  Nothing in this Agreement shall be construed as a limitation upon the Company’s right to modify or amend any of its manuals or policies in its sole discretion.  This Agreement shall inure to the benefit of, and be binding upon the parties and their heirs, administrators, successors and assigns, and may be assigned by the Company to its successors and assigns and Affiliates.  Executive may not assign any rights or obligations hereunder without the written consent of the Company.

14.Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties in connection with the subject matter.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the day and year first above written.

EXECUTIVE

Dated:	By:

	Name:	Gerald Volas

COMPANY

Dated:	TOPBUILD CORP.

By:

Name:

Title:

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